Exhibit 10.1
SETTLEMENT AGREEMENT AND RELEASES
This Settlement Agreement and Releases (hereinafter referred to as the “Agreement”) is entered into by and between M.N. Mansour and M.N. Mansour Inc., a California corporation, on the one side (collectively “Mansour”), and Catalytic Solutions Inc., a California corporation, and Applied Utility Systems, Inc., a California corporation (collectively “CSI”), on the other side, for the express purpose of amicably resolving, compromising, and settling all disputes and claims between them, with respect to the following facts:
A. On or about August 28, 2006, CSI and Mansour entered into several written agreements resulting in CSI’s purchase of certain assets of Applied Utility Systems Inc., a predecessor to M.N. Mansour Inc. (“Old AUS”) from Mansour. The agreements entered into between CSI and Mansour included: (1) an Asset Purchase Agreement (“the APA”); (2) a Consulting Agreement; (3) an Agreement not to Compete (the “NCA”); (4) an Employment Agreement, and (5) a Lease Agreement (collectively the “Purchase Documents”).
B. Following execution of the Purchase Documents, a dispute arose regarding performance of the Consulting Agreement. To resolve these disputes, the parties participated in an arbitration of disputes pertaining to the Consulting Agreement. An arbitration decision was rendered in favor of CSI, which decision has since been confirmed by the Superior Court for the State of California, County of Los Angeles, Applied Utility Systems, Inc. v. M.N. Mansour, Inc et al., Case No. BS126564, (the “Los Angeles County Action”).
C. The NCA is currently the subject of litigation in an action pending in the Superior Court for the State of California, County of Orange, Catalytic Solutions Inc. v. M.N. Mansour Inc. et al, Case No. 30-2010-00341410 (the “Orange County NCA Action”), pursuant to which Cross-Claimant CSI seeks rescission of the APA and recovery of $ 250,000 of consideration paid for the NCA.
D. A dispute is also pending between the parties pertaining to CSI’s claimed failure to make payments owing to Mansour pursuant to the APA, and claimed breaches by Mansour of the APA creating offsets and/or excuses for non-payment. There is currently pending an arbitration proceeding before JAMS, Case No. 1220041091 (the “Pending Arbitration”) and an action is currently pending in the Superior Court for the State of California, County of Orange, Catalytic Solutions, Inc. et al v. M.N. Mansour, Inc. et al., Case No. 30-2009-00309903 (the “Orange County Arbitration Action”) in which writs of attachment have been issued pertaining to the Pending Arbitration.
E. Mansour, on the one hand, and CSI, on the other hand, each dispute that they are liable to one another under the Purchase Documents. However, acknowledging the costs of litigation, and wishing to resolve the action before further expenses are incurred, Mansour and CSI desire to settle all the claims asserted in the above referenced proceeding and any and all other disputes and differences between them, whether known or unknown, asserted or unasserted.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, Mansour and CSI agree as follows:
1. Release by Mansour. Except as to the representations, warranties and obligations set forth in and arising from this Agreement, and as otherwise provided herein, upon receipt of the Initial Payment defined in Paragraph 4 below, Mansour, on behalf of himself and his affiliates, including without limitation M.N. Mansour, Inc., hereby fully and forever releases, discharges and covenants not to sue CSI, or its predecessors, successors, licensees, transferees, legal representatives, trustees, beneficiaries, assigns, shareholders, directors, officers, partners, members, managers, employees, servants, subsidiaries, divisions, administrators, affiliates, alter egos and parent corporations, if any, with respect to any and all, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional or contingent actions or causes of action, at law or in equity, suits, claims, debts, demands, contracts, covenants, liens, liabilities, losses, costs, expenses (including, without limitation, attorneys’ fees) or damages of every kind, nature and description (collectively referred to as “Claims”), arising out of or relating to the Purchase Documents, the Los Angeles County Action, the Orange County NCA Action, the Pending Arbitration Proceeding, the Orange County Arbitration Action, any and all allegations made in any of such proceedings, or the subject matter of those proceedings, including but not limited to any and all Claims that were alleged or could have been alleged in such proceedings by way of complaint, cross-complaint, affirmative defense or otherwise, any claims of wrongdoing by CSI, its employees or any claimed failure of the released parties to pay sums to Mansour for any reason, or with respect to any other matter whatsoever.
2. Release by CSI. Except as to the representations, warranties and obligations set forth in and arising from this Agreement, and as otherwise provided herein, upon making of the initial payment, CSI, on its own behalf and on behalf of its affiliates, including Applied Utility Systems, Inc., hereby fully and forever releases, discharges and covenants not to sue Mansour or any predecessors, successors, licensees, transferees, legal representatives, trustees, beneficiaries, assigns, shareholders, directors, officers, partners, members, managers, employees, servants, subsidiaries, divisions, administrators, affiliates, alter egos and parent corporations, if any, from, with respect to any and all, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, conditional or contingent actions or causes of action, at law or in equity, suits, claims, debts, demands, contracts, covenants, liens, liabilities, losses, costs, expenses (including, without limitation, attorneys’ fees) or damages of every kind, nature and description (collectively referred to as “Claims”), arising out of or relating to the Purchase Documents, the Los Angeles County Action, the Orange County NCA Action, the Pending Arbitration Proceeding, the Orange County Arbitration Action, any and all allegations made in any of such proceedings, or the subject matter of those proceedings, including but not limited to any and all Claims that were alleged or could have been alleged in such proceedings by way of complaint, cross-complaint, affirmative defense or otherwise, any claims of wrongdoing by Mansour, its employees or any claimed failure of the released parties to pay sums to CSI for any reason, or with respect to any other matter whatsoever.

3. Waiver of Unknown Claims. Each of the parties hereto expressly understands and agrees that this Agreement fully and finally releases and forever resolves the Claims released and discharged in Paragraphs 1 and 2, including those which may be unknown, unanticipated and/or unsuspected. Each of the parties hereto acknowledges that it is aware that it or its agents or employees may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement, but that it is his/its intention hereby fully, finally and forever to settle and release all of the Claims, disputes and differences known or unknown, anticipated or unanticipated, suspected or unsuspected, which now exist, may exist or heretofore have existed between or among the parties, except as otherwise expressly provided herein. Upon the advice of legal counsel, each of the parties hereto hereby expressly waives all benefits under California Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect in California or any other jurisdiction, to the extent that such benefits may contravene the provisions of Paragraphs 1 and 2 of this Agreement. Each of the parties hereto acknowledges that it has read and understands California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
4. Payments to Mansour.
A. The Initial Payment. On or before the close of business on October 22, 2010, CSI shall cause to be paid to Mansour the total sum of $ 1.5 Million (the “Initial Payment”) by wire transfer.
Confirmation of the transmission by CSI’s transmitting bank shall be deemed to be confirmation of the payment of the Initial Payment to Mansour. Payment of such sum, in good funds, shall be an express condition of the effectiveness of the releases set forth above and of the obligations referenced in paragraph 5 below. Such funds shall be paid by wire transfer as follows:
Citibank
5000 Birch Street
Newport Beach, CA 92660
Account Holder:
William B. Hanley
Attorney at Law
Client Trust Account
5000 Birch Street, Suite 9400
Newport Beach, CA 92660
Account No. 203119177
Citibank ABA/Routing No. 322271724

B. The Subsequent Payments. CSI shall further cause to be paid to Mansour the following payments, totaling $ 2.0 Million subsequent to the Initial Payment by the dates set forth herein (the “Subsequent Payments”):

December 31, 2010	$250,000
April 30, 2011	$250,000
July 31, 2011	$250,000
September 30, 2011	$250,000
December 31, 2011	$250,000
April 30, 2012	$250,000
June 30, 2012	$250,000
September 30, 2012	$250,000
C. Early Payment Discount. On or before any quarterly payment due date, CSI may prepay the entire remaining obligation to pay Subsequent Payments by paying the quarterly payment then due in full, and the balance of quarterly payments remaining at a discount of $ 50,000 for each quarterly payment pre-paid. For example, on July 31, 2011, CSI could satisfy the remaining obligations due under this Agreement by paying the quarterly payment of $ 250,000 due on that date and an additional $ 1.0 million (5 payments of $ 200,000).
5. Actions of the Parties Subsequent to the Initial Payment
Once the Initial Payment has been timely made, the releases set forth above shall become effective, and the parties shall be further obligated to take the following actions:
a. The parties shall enter into a stipulated arbitration award, a copy of which is attached hereto as Exhibit A, in favor of Mansour, and against CSI, in the amount of $ 2.0 million (the “Stipulated Arbitration Award”). The Stipulated Arbitration Award shall accrue interest from the date of any default in payments under this Agreement at the judgment rate of 10%. The Stipulated Arbitration Award, by its terms, shall not become effective or subject to confirmation or enforcement except in the event of a default by CSI with respect to the Subsequent Payments.
b. The parties shall submit a stipulation to the Court in the Orange County Arbitration Action vacating the right to attach order and writs of attachment currently in effect in that action, a copy of which is attached hereto as Exhibit B. Mansour shall cause all pending writ of attachment liens to be released. The Orange County Arbitration Action shall thereafter be stayed, subject to the right of Mansour to bring an action for confirmation of the Stipulated Arbitration Award and entry of judgment pursuant thereto, in the event of a default in payment of any Subsequent Payment, not promptly cured within ten days of notice of default. Any judgment entered pursuant to the Stipulated Arbitration Award shall be in the amount of the Stipulated Arbitration Award, less any Subsequent Payments made to the date of entry of judgment.

c. CSI shall cause a satisfaction of judgment, on the appropriate and fully completed judicial counsel form, to be entered in the Los Angeles County Superior Court Action, and shall take prompt action to release all judgment liens and/or abstracts of judgment with respect to the judgment entered in the Los Angeles County Superior Court Action.
d. Mansour may record a UCC-1 financing statement securing the obligations of CSI under this Agreement, which security interest shall be subordinate to all existing liens against CSI assets, and which Mansour shall agree to subordinate to any new financing obtained by CSI or its affiliates, so long as CSI is not in default of its obligations to make Subsequent Payments hereunder. Mansour shall execute and deliver to CSI within fifteen days after delivery thereof to Mansour and shall permit the recordation of all subordination agreements, inter-creditor agreements, amendments to UCC-1 financing statements and similar documents that CSI or any financing party may reasonably request to confirm and implement the subordination under this Agreement of any lien of Mansour.
e. CSI shall cause the Orange County NCA Action to be dismissed, with prejudice, which dismissal shall also terminate and rescind any obligatin of Mansour under the covenant not to compete.
f. Upon payment of the last Subsequent Payment, the Stipulated Arbitration Award shall be deemed vacated and void, and Mansour shall cause the Orange County Arbitration Action to be dismissed with prejudice and all UCC-1 financing statements and other documents evidencing any lien of Mansour under this Agreement to be terminated.
6. No Assignment. Each of the parties hereto represents and warrants that he/it has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title or interest in any Claims which he/it has, may have or may have had and which is the subject of this Agreement. Each of the parties hereto agrees to indemnify, save and hold forever harmless and defend the entities and persons released and discharged by such party under this Agreement in the event any Claims are asserted or threatened by any person or entity pursuant to any such assignment or transfer (each referred to as an “Indemnified Claim”). It is the intention of the parties hereto that this duty to indemnify, defend and hold harmless does not require payment as a condition precedent to recovery and that such duty shall commence immediately upon receipt of written notification of an Indemnified Claim.
7. Representations. Each of the parties hereto warrants, represents and agrees that in executing this Agreement:
(A)	They have received independent legal advice from their attorneys with respect to each aspect of this Agreement;

(B)	They are not relying upon any representations or statement made by or on behalf of any of the entities and persons released by such party with respect to any aspect of this Agreement;
(C)	They assume the risk of any mistake of fact with regard to any aspect of this Agreement; and
(D)	They have carefully read and considered this Agreement in its entirety and fully understand its contents and the significance of each of its aspects.
8. No Admission. Each of the parties hereto understands, acknowledges and agrees that this Agreement and the consideration transferred hereunder are being made solely for the purpose of avoiding the expense and inconvenience of further litigation and represents the compromise and settlement of disputed contentions and positions after extensive negotiations between the parties. Nothing contained in this Agreement, or any performance hereunder, shall be construed as an admission or acknowledgment of any wrongful conduct, fault or liability whatsoever.
9. Entire Agreement. No promise or inducement of any nature has been made other those set forth in this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument executed by all of the parties hereto.
10. Cooperation. Each of the parties hereto shall promptly prepare and execute, and/or cause its attorneys to promptly prepare and execute, all documents and pleadings necessary to consummate the settlement set forth in this Agreement. Each of the signatories hereto represents and warrants that he or she has full power and authority to sign and deliver this Agreement and to perform the obligations hereunder, and it has full power and authority to release and forever discharge the Claims being released by it under this Agreement, and that this Agreement is valid and binding upon it.
11. Taxes. It shall be the responsibility of Mansour to remit to federal and/or state tax authorities any applicable taxes due associated with such receipt of monies paid pursuant to this agreement. Mansour agrees to hold CSI harmless and indemnify it for any liabilities, costs and expenses, including attorneys fees, caused by the claim of any tax authority relating in any way to the tax treatment of the payments made pursuant to this Agreement and/or any claim that CSI should have withheld sums from amounts paid under this Agreement and/or the failure of Mansour to pay taxes due on payments made pursuant to this Agreement.
12. Successors. This Agreement shall be binding upon and shall inure to the benefit of the assignees, licensees, successors and transferees of the entities and persons released hereunder, whether by license, sale, merger, reverse merger, sale of stock, insolvency, sale of assets, operation of law, or, without limitation, otherwise.

13. Costs and Expenses. The parties hereto agrees to bear all of its own costs, expenses and attorneys’ fees incurred in connection with the Action, the Claims settled by this Agreement, and the negotiations, drafting and making of this Agreement.
14. No Adverse Interpretation. This Agreement has been negotiated at arms’ length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any other statute or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and of this Agreement.
15. Enforcement. This Agreement shall be enforceable pursuant to the terms of Code of Civil Procedure Section 664.6, and any motion to enforce the Agreement shall be brought in the Orange County Arbitration Action. In any proceeding to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief to which that party may be entitled.
16. Choice of Laws. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of California.
17. Severability. If any provision of this Agreement is found, determined, and/or adjudicated to be illegal, invalid or unenforceable, such finding shall in no way affect the legality, validity or enforceability of the remaining provisions of this Agreement, which shall be interpreted as if the illegal, invalid or unenforceable provisions had been omitted.
18. Notices. All notices required under this Agreement shall be in writing and shall be deemed to have been made and duly delivered on the date of actual delivery, if delivered in person or by confirmed fax transmission, or five days thereafter if by mail, to the following addresses:
(A)	If to Mansour:

M.N. Mansour M.N. Mansour, Inc. 26 Water Lily Way Coto de Caza, California 92679

E-mail: mansour@mnmansour.com

With a copy to:
William B. Hanley, Esq. 5000 Birch St., Suite 9400 Newport Beach, CA 92660

Facsimile Number: (805) 949-263-0077 E-mail: wbh@hanley-law.com

(B)	If to CSI:

Charles Call, CEO Catalytic Solutions, Inc. 4567 Telephone Road, Suite 206 Ventura, CA 93003

Facsimile Number: (805) 205-1383 E-mail: ccall@catsolns.com
With a copy to:
Reicker, Pfau, Pyle & McRoy LLP 1421 State Street, Suite B Santa Barbara, California 93101 Attention: Alan A. Blakeboro

Facsimile Number: (805) 966-3320 E-mail: ablakeboro@rppmh.com
19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. A facsimile signature shall have the same force and effect as an original signature.
20. Headings. Titles or captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such title or caption and the section or paragraph at the head of which it appears, the paragraph and not such title or caption shall control and govern in the construction of this Agreement.
Signatures Appear on the Following Page

Dated: October 20, 2010	M.N. Mansour
	By	/s/M.N. Mansour
M.N. Mansour

Dated: October 20, 2010	M.N. Mansour, Inc.
	By	/s/M.N. Mansour
M.N. Mansour, CEO

Dated: October 20, 2010	Catalytic Solutions, Inc.
	By	/s/ Charles Call
Charles Call, CEO

Dated: October 20, 2010	Applied Utility Systems, Inc.
	By	/s/ Charles Call
Charles Call, President
The undersigned, counsel of record for the parties, certify that they have reviewed the contents of the agreement with their respective clients hereby approve the agreement as to form:

October 20, 2010	LAW OFFICES OF WILLIAM B. HANLEY
	By	/s/ William B. Hanley
William B. Hanley, Counsel for Mansour

October 20, 2010	REICKER, PFAU, PYLE & McROY LLP
	By	/s/ Alan A. Blakeboro
Alan A. Blakeboro, Counsel for CSI